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                     November 28, 2022

       Steve Salis
       Chief Executive Officer
       Sizzle Acquisition Corp.
       4201 Georgia Avenue, NW
       Washington, DC 20011

                                                        Re: Sizzle Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 21,
2022
                                                            File No. 001-41005

       Dear Steve Salis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Benjamin S. Reichel,
Esq.